Exhibit 5.1
[Letterhead of James M. Zappa]

July 8, 2016
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
 Re:    Registration Statement on Form S-8
 Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of CHS Inc., a Minnesota cooperative corporation (“CHS”). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $100,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”) of CHS. The Deferred Compensation Obligations will be offered to eligible employees and directors of CHS and its participating affiliates under the CHS Inc. Deferred Compensation Plan, as amended and restated (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement on Form S-8 that relates to the proposed offering of the Deferred Compensation Obligations pursuant to the Plan (the “Registration Statement”).
I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied upon certificates of officers of CHS and of public officials.
Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations, when created in accordance with the terms of the Plan, will be valid and binding obligations of CHS, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.
To the extent that the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertain to provisions of the Plan, such provisions comply with the ERISA requirements.
 My opinions expressed above are limited to the laws of the State of Minnesota.
 I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Kind regards,

/s/ James M. Zappa
James M. Zappa
Executive Vice President and General Counsel
CHS Inc.